                                                             EXHIBIT 10.13(a)

                 [MICHIGAN PRIMARY CARE ASSOCIATION LETTERHEAD]

                                                                     May 2, 1995

Jim Burns, President
Managed Care Solutions
2510 West Dunlap Avenue Suite 100
Phoenix, AZ  85021

Dear Jim,

This letter confirms our agreement to engage Managed Care Solutions to develop and license an HMO comprising Michigan's Community and Migrant Health Centers, and to obtain a Medicaid contract to serve Medicaid patients. This HMO will be organized as a non-profit corporation, controlled by the Community Health Centers.

This letter incorporates the terms set forth in your letters to Judy Martin of March 30, April 7 and April 12. We are establishing a maximum charge of consultant fees of $360,000, and a total project cost of $498,000, excluding reserves. We enter this agreement with the understanding that you can accomplish HMO licensure and secure a Medicaid contract for this amount.

Our contract with you is based on the assumption that we will secure funds to develop and operate the HMO. We have adequate funds for you to begin this task. We rely on securing an Integrated Service Network grant of $250,000 from the Public Health Service. We are seeking additional funds to provide operating funds and working capital.

The term of this agreement begins on this date, and terminates when the HMO is formed and ready to operate. It is our intent to issue a Request for Proposals for management of the HMO, to which you will be invited to respond.

We retain the right to terminate this agreement if:
        a.  We are unable to secure adequate funds to complete the project.
        b. It becomes evident to the Michigan Primary Care Association that organization of an HMO is not feasible or in the best interests of the Centers.
        c. There is substantial lack of progress towards HMO licensure, according to the time frame set forth in the referenced letters from Managed Care Solutions.

We would terminate the agreement in writing, and pay you for expenses incurred before notice of termination.

We look forward to working with you, and are prepared to begin the project immediately.

Sincerely,
                                           Accepted

/s/ Kim E. Sibilsky                        /s/ Jim Burns
- - ---------------------------                ---------------------------------
Kim Sibilsky                               Jim Burns
Executive Director                         President, Managed Care Solutions
                                           Date  May 2, 1995

                                                            EXHIBIT 10.13(a)(1)
                                  AMENDMENT ONE
                             TO CONSULTING AGREEMENT

The Letter Agreement entered into between the Michigan Primary Care Association
(MPCA) and Managed Care Solutions, Inc. (MCS) is amended, effective November 1, 1995, as follows:

         "The consulting fees established in Paragraph 3 of the March 30, 1995 letter are decreased to the following levels:

         LABOR:
         ------

                                                                   Maximum Daily Rate
                                                                   Regardless of Hours
Level        Consulting Group                   Hourly Rate          Worked per Day
- - -----        ----------------                   -----------       -------------------
I            President, CEO, Physicians            $140                   $1,150

II           CFO, CIO, Executive Director          $100                   $850
             Business/Network Development
             Director (Project Manager)

III          Other managers, planning staff,        $75                   $600
             programmers & analysts

IV           Word processing (only for time         $20                   N/A"
             consumed on major proposals
             and license applications)

MANAGED CARE SOLUTIONS, INC.                   MICHIGAN PRIMARY CARE ASSOCIATION
- - ----------------------------                   ---------------------------------

By       James A. Burns                        By    Neal G. Colburn
         -------------------                         ---------------------------

Its      President                             Its   President
         -------------------                         ---------------------------

Date     December 15, 95                       Date  December 13, 1995
         -------------------                         ---------------------------

                                                            EXHIBIT 10.13(a)(2)

                                  AMENDMENT TWO

                             TO CONSULTING AGREEMENT

         This Agreement is entered into this 12th day of December , 1995, by and among MANAGED CARE SOLUTIONS, INC. ("MCS"), an Arizona corporation, THE MICHIGAN PRIMARY CARE ASSOCIATION (the "Association"), a Michigan not-for-profit corporation, and COMMUNITY CHOICE MICHIGAN ("Community Choice"), a Michigan not-for-profit corporation.

         WHEREAS, MCS and the Association have entered into a letter agreement dated May 2, 1995 (the "Letter Agreement"), pursuant to which MCS would provide consulting services in connection with the formation of Community Choice and the Association would pay MCS consulting fees for such services;

         WHEREAS, Community Choice would derive direct benefit from such consulting services after December 1, 1995 and desires to undertake payment for such services;

         WHEREAS, the Association desires to assign the obligations and benefits under the Letter Agreement to Community Choice;

         NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

         1. The Association assigns the obligations and benefits under the Letter Agreement to Community Choice; MCS agrees to the assignment; Community Choice accepts the assignment.

         2. The Letter Agreement is hereby amended to the effect that beginning December 1, 1995, Community Choice shall be bound by all of the terms and conditions thereof to the same extent as the Association was so bound thereby.

         3. The Association agrees that nothing in this Agreement eliminates, alters or reduces its liability pursuant to the Letter Agreement to pay all consulting fees to MCS accrued before December 1, 1995.

         4. The parties agree that beginning December 1, 1995, all consulting fees earned by MCS pursuant to the Letter Agreement shall be deferred and paid by Community Choice in the following manner:

         a. The existing balance of unpaid fees shall earn interest at seven per cent (7%) per annum.

         b. Beginning with the first payment of management fees pursuant to the Administrative Services Agreement, an amount equal to one-twelfth of the principal amount of the unpaid fees plus all interest earned thereon shall be added to the monthly management fee paid to MCS, so that the entire balance of unpaid fees and all interest earned thereon will have been paid within eleven months following the first payment.


                                                    MANAGED CARE SOLUTIONS, INC.

                                                      By      James A. Burns
                                                        ----------------------

                                                      Date    December 15, 1995
                                                        ----------------------


                                                    THE MICHIGAN PRIMARY CARE
                                                                  ASSOCIATION


                                                      By      Kim Sibilsky
                                                        ----------------------

                                                      Date    December 12, 1995

                                                        ----------------------


                                                    COMMUNITY CHOICE MICHIGAN


                                                       By     Neal G. Colburn

                                                        ----------------------
                                                       Date   December 13, 1995

                                                        ----------------------

                      [MANAGED CARE SOLUTIONS LETTERHEAD]



March 30, 1995

Judy Martin
Michigan Primary Care Association
1200 East Michigan Avenue, Suite C
East Lansing, MI 48823

Dear Judy:

The following is our response to your 3/29/95 memorandum regarding "Network Development in Michigan:"

        1. TIMETABLE. The timetable, as described on page 9 of the Program Action Plan, calls for Network Development to begin on April 15, 1995. This aspect of the project can be met and the HMO licensing application can probably still be submitted by May 15, 1995 as called for in the Program Action Plan if the corporation, a basic network, and financing has been established (some fairly big "ifs"). The timetable is very aggressive in terms of the turnaround expected from the Michigan HMO licensing authority and depending on how long that agency takes to examine the application will probably be the major determinant whether the time frames slip. If everything goes very well and near perfect, the optimistic time frame of October 1, 1995 for your first Medicaid HMO enrollment can be accomplished. We believe the range of probable dates for program completion will range from October 1, 1995 to March 31, 1996. We can begin network development as early as April 20, 1995.

        2. PERSONNEL. The project manager for the Michigan project would be Gene Dameron. Mr. Dameron has extensive network development and managed care expertise, particularly in his prior positions as the Executive Director for two Arizona Medicaid HMOs. The personnel who will work on the bulk of the various phases of the project, including network development, the HMO licensing application, the State Medicaid Agency application, and pre-operational activities, are as follows:

               Jim Burns, President
               Blaine Bergeson, Chief Executive Officer
               Patrick Brennan, Chief Financial Officer
               Jerry Witherspoon, Chief Information Officer
               Faye Newsome, Claims/Operation Director
               Rhonda Brede, Executive Director, Ventana Health Systems Maggi Bradley, Executive Director, Arizona Health Concepts Rod Taylor, Director of Governmental Affairs
               Tony Solem, Director of Product Analysis & Development Vicki Miller, Planning & Development Coordinator

        The resumes for these individuals have been enclosed. Mr. Dameron will spend the greatest amount of time on-site, primarily in the network development stages. Other individuals will work on-site from time to time to assist with network development and to research information relative to HMO and Medicaid agency applications, but such on-site work will be minimized to save travel costs. We anticipate that the majority of work related writing and composing the HMO and Medicaid agency applications will be performed at our Phoenix office and closely coordinating progress milestones with you, which will be cost effective for the overall project.

        3. BUDGET. We know that the MPCA is concerned about preserving its available resources for this project. Accordingly, we are proposing the following arrangements for this project:

                *  A significant discount from our usual consulting fees.
                *  Certain services provided at no charge.
                * The discounted fees will be billed against a set fee (the "Consultant Project Budget") up to a specified maximum number of labor hours.

        The Consultant Project Budget (fees paid to MCS) is as follows:


Maximum Consultant Project Budget - Michigan PCA Managed Care Development Project
- - ---------------------------------------------------------------------------------
                   Professional   Materials     Legal     Actuarial      Total          Maximum
Project Function       Labor      & Travel      Fees         Fees       Expenses         Hours*
- - ----------------   ------------   ---------     -----     ---------     --------        -------
HMO License
  Application          36,000        4,000        5,000         --        45,000        330 hours
Network
  Development          44,000       10,000       15,000         --        69,000        360 hours
Risk Sharing
  Relationships        10,000        2,000        5,000     20,000        37,000         80 hours
Medicaid Agency
  Proposal             24,000        3,000        4,000      8,000        39,000        290 hours
Pre-Operational
  Tasks                90,000       44,000           --         --       134,000        950 hours
                      -------       ------       ------     ------       -------      -----------
TOTAL COSTS           204,000       63,000       29,000     28,000       324,000      2,010 hours



* The actual billings by Managed Care Solutions will be the lesser of the Consultant Project Budget of $324,000 or actual time, materials, actuarial/legal fees and travel, up to a maximum labor commitment of 2,010 hours from MCS staff. IF the total project entails more than 2,010 hours of MCS staff labor, such costs will be reimbursed to MCS at its discounted fee schedule as shown below. The outside consulting actuarial fees are in addition to MCS staff labor time and are estimated at a level to purchase 80 to 100 hours of the time of an actuary to analyze Michigan capitation rates and proposed payment fee arrangements with key providers such as hospitals.

        The pre-operational costs assigned to MCS include design work for marketing materials and printing of a basic marketing brochure (not to exceed 10,000 copies), but do not include external marketing programs such as direct face to face sales, radio/TV/media advertising, billboards, and the like. The pre-operational costs absorbed by MCS also assume that office space is rented 60 days prior to the beginning of health plan operations, not to exceed $6,000 per month.

        You had also mentioned there may be a need to analyze proposed contracts with hospitals in Michigan. We will perform, at no charge between April 1, 1995 and May 31, 1995, three (3) non-legal desk reviews of any such proposed hospital contractual agreements.

        The MCS Consulting Fee Schedule for the Michigan project is as follows (amounts to be billed against the Consultant Project Budget stated above):

        LABOR:

                                                                Maximum Daily Rate Regardless
        Level   Consulting Group                Hourly Rate        of Hours Worked per Day
        -----   ----------------                -----------     -----------------------------
        I       President, CEO, Physicians      $ 160                     $ 1,300
        II      CFO, CIO, Executive Director,
                Business/Network Development    $ 120                     $ 1,000
                Director (Project Manager)
        III     Other managers, planning
                staff, programmers & analysts   $  80                     $   650
        IV      Word processing (only for
                time consumed on major
                proposals and license           $  25                        N/A
                applications)

        Note: Travel time in the air between Phoenix and Detroit airports will be charged at 30% of the above rates.


        MATERIALS & TRAVEL:

        1.  Travel: At MCS's costs (lodging limited to $75.00 per day).

        2. Incidental office supplies; copying; clerical and word processing not connected to major proposals and license applications):
            No charge

        3.  Printing of Marketing Brochures (up to 10,000): At MCS's cost

        4.  Other Out-of-Pocket Expenses Not Listed Above (should be minimal):
            At MCS's cost

The actual Consultant Project Budget may be less than as estimated above if the MPCA and/or CHCs perform some of the network development activities. In this case, the Consultant Project Budget may be reduced to a level in the $275,000 range. If the new HMO has a good initial membership base (more than 15,000 members) it is likely that Pre-operational expenses will be higher, but this is more good news than anything else as such costs will be recouped quickly from your initial cash flow and profits. The MPCA can also expect to incur expenses outside of the Consultant Project Budget that are directly associated with the development of the health plan, such as the following:

incorporation expense; insurance; legal expense; marketing and advertising, etc. These additional expenses may be in the range of $40,000 to $90,000.

        4. CAPITALIZATION. We certainly agree that you should attempt to have a majority interest in the HMO to be formed. I mentioned earlier that we have had fruitful discussions with an investment banker and a large insurance company which have expressed an interest in funding a Michigan HMO. The investment banking company seems particularly amenable to a scenario such as the following that might ease your mind in a situation where you cannot attract adequate equity capital on your own.

        If you do not have the funds to establish a pure majority stock ownership interest in the HMO, you can achieve the equivalent through an arrangement in which CHCs have equal representation on the Board of Directors. We believe there are ways in this, your "least favorite scenario," for CHCs to still come out a big winner. For example, we think CHCs have the leverage and attactiveness in the marketplace to own only 20% of an HMO, yet have 50% Board representation, a 50% split of the HMO profit, and a perpetual place in the HMO provider network. In this scenario, and only if it becomes a necessity, you still will have maintained control of the HMO company and rights to half the profits.

        We are not advocating the above scenario, but wish to point out there are some very attractive alternative arrangements that are far superior to total dependence upon straight contract arrangements with HMOs which, in the long run, give CHCs no guarantees regarding access to patients and program savings, especially on the hospital side of the equation.

        We are pleased to submit this proposal to the Michigan PCA. Managed Care Solutions has significant development, start-up and management experience in both the Arizona and Hawaii Medicaid markets. In Hawaii, our management of AlohaCare has been a real success story for CHCs where the vast majority of Medicaid patients are assigned to six CHCs on the islands of Oahu, Kauai, and Hawaii. If you have any questions regarding our proposal, please call me at your earliest convenience.

Sincerely,


/s/ Jim

Jim Burns
President

                      [MANAGED CARE SOLUTIONS LETTERHEAD]


April 7, 1995

Judy Martin
Michigan Primary Care Association
1200 E. Michigan Ave., Suite C
East Lansing, MI 48823

Dear Judy:

You have asked me to respond to our willingness to accept non-compete provisions in any ultimate arrangement with a MCPA sponsored HMO or MSO.

We have always been willing to sign non-compete agreements. In fact, during our negotiations with parties other than MPCA regarding doing business with CHCs, we were always agreeable to signing agreements with substantial non-competition provisions if Managed Care Solutions became the management company for a CHC network or HMO. If you are told anything different by anyone it will not be an accurate statement.

I can state categorically that Managed Care Solutions will agree to work exclusively with a Michigan HMO sponsored by CHCs within its service area if we are selected as the management firm. This will apply to any of the following lines of business entered by such a CHC sponsored HMO:

        * Acute Care Medicaid
        * Medicare
        * Commercial (employer and individual products)

Such exclusivity would not apply to Long Term Care Medicaid, which is a small (usually about 5% of all Medicaid patients) specialty niche that we have developed extensively in Arizona and plan to export to a variety of states in the next several years. LTC Medicaid patients are probably rarely seen in CHC settings and do not represent the primary patient base CHCs are seeking in the managed care marketplace. However, there may be specific communities where it makes sense to include a CHC physician, such as an internist, in a LTC provider network. If a CHC had a home health agency and/or Personal Care services function (I think this is uncommon), again it would be appropriate to enter into sub-contractual arrangements with such a CHC.

Page Two
April 7, 1995



We believe Michigan CHCs are superbly equipped and positioned to develop a strong HMO. Managed Care Solutions would be pleased to help with further development and eventually with plan management.

It may be worthwhile for key officials of our company to visit with MPCA, on your turf, to discuss how we approach and strategize managed care arrangements to the benefit of CHCs. Our Executive Director of AlohaCare, Mike Tweedell, is a former CHC Executive Director and it may be useful to the MPCA to hear from Mike directly how we have successfully put into place a very successful model in Hawaii, and how such a model is readily transferable in form and concept to Michigan.

We look forward to hearing from you soon regarding the development of your managed care organization.

Sincerely,

/s/ Jim

Jim Burns
President

                      [MANAGED CARE SOLUTIONS LETTERHEAD]

April 12, 1995

Judy Martin
Michigan Primary Care Association
1200 East Michigan Ave, Suite C
Lansing, MI 48823

Dear Judy:

As you will see later in this correspondence, we think the overall cost of your managed care development project (including CHC-level hardware/software connectivity) will fall in the range of $350,000 to $400,000. Following are responses to the questions in your fax of 4/11/95:

        1. Legal Issues

        We think the legal services described in the proposal should be supplied primarily, if not wholly, by local Michigan counsel. MPCA, with our assistance as necessary, should select who to use for legal services, probably with the view that the selected law firm will ultimately be legal counsel for the HMO entity. It is possible that we may use other out-of-state law firm(s) for advise with regard to proposed provider contracts and risk sharing arrangements, but we think the best choice is to find and stick with local Michigan counsel.

        The $29,000 legal fees estimate did not include the cost of incorporating the new entity. At the top of page 4 of our 3/30/95 proposal was a reference to $40,000 to $90,000 in expenses outside of the Consultant
Project Budget which would be for items such as incorporation expense.


        2.CHC-Level Hardware/Software Systems


        Our $44,000 materials and travel estimate for the pre-operational phase and includes items such as office rental, supplies, phone, utilities, travel, etc. It does not include the $48,000 or so required to effect the hardware/software connectivity at your individual CHCs, an item which MPCA did include in its proposed ISN budget. The CHC-level hardware/software connectivity is not an expense of the ultimate HMO entity, rather is what is needed at each CHC to "tap into" the HMO's member eligibility and claims/encounter system. If your ISN grant can pay for this expense that is great; otherwise, the expense per CHC is not formidable (about $2,300 per site) and can probably be absorbed in their operational budget if so desired.

        3.Payment Schedule

        We are flexible regarding payment terms. We usually bill at the conclusion of each month for that month's activity and are paid within 15 days of billing. For example, for the month ending 4/30/95, we would bill MPCA for April activity on about 5/5/95 and expect payment about 5/20/95.

Page Two
April 12, 1995


Looking at your managed care development project globally, we think total expenditures will fall in these ranges if Managed Care Solutions is selected for the Consultant Project Budget aspect:


Item of Expense                           Low        Middle Range        High
- - ---------------                         -------      ------------       -------
Consultant Project Budget (MCS)         285,000         324,000         360,000
Corporate development costs              40,000          60,000          90,000
CHC-level system connectivity                 0          48,000          48,000
                                        -------         -------         -------

TOTAL EXPENSE                           325,000         432,000         498,000

The "low" estimate assumes that some level of network development is performed by MPCA and the CHCs, and, that CHCs absorb the cost of hardware/software connectivity in their operational budgets.

The "middle range" estimate assumes that MCS's consultant hours come in as projected and that the CHC-level hardware/software connectivity is paid via the ISN grant.

The "high" estimate assumes that MPCA and CHCs are unable to participate to any great degree in network development and that the project in its entirety takes longer than projected to complete because of delays, bottlenecks, and other factors that cannot now be accurately forecasted. I think the "high" side estimate is an unlikely occurrence.

If you want to include the CHC-level software/hardware costs in the managed care development budget and MPCA/CHCs participate some in network development, we believe the total costs will fall in the range of $350,00 to $400,000. Thus, it looks like the combined efforts of internal fundraising and the ISN grant should be able to cover development costs. Also, at some point in time in this process you will have attracted additional start-up and equity capital which could be used to a small degree to fund development costs in excess of these estimates.

I hope we have adequately addressed your issues and questions. Please give me a call if you need any clarification or have other questions.

Sincerely,



/s/ Jim Burns
- - -----------------------
Jim Burns
President